Exhibit 99.2

Offer to Exchange up to $1,578,468,000

Principal Amount of 4.09% Notes due 2052, Series B (CUSIP No. 539830 BN8)

that have been registered under the Securities Act of 1933

for

any and all outstanding 4.09% Notes due 2052

(CUSIP Nos. 539830 BM0 and U5400E AD3)

that have not been registered under the Securities Act of 1933

To Registered Holders and Depositary Trust Company Participants:

We are enclosing with this letter the material listed below relating to the offer (the “Exchange Offer”) by Lockheed Martin Corporation, a Maryland corporation (the “Corporation”), to exchange its 4.09% Notes due 2052, Series B (CUSIP No. 539830 BN8) (the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of the Corporation’s issued and outstanding 4.09% Notes due 2052 (CUSIP Nos. 539830 BM0 and U5400E AD3) (the “Old Notes”) that have not been registered under the Securities Act, upon the terms and subject to the conditions set forth in the Prospectus, dated                 , 2017, and the related Letter of Transmittal. The terms of the New Notes are substantially identical to the Old Notes, except that the New Notes have been registered under the Securities Act, and the transfer restrictions, exchange offer provisions and certain related additional interest provisions that apply to the Old Notes do not apply to the New Notes.

Enclosed herewith are copies of the following documents:

1. Prospectus dated                 , 2017;

2. Letter of Transmittal;

3. Instructions to Registered Holder from Beneficial Owner; and

4. Letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client’s instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 11:59 p.m., New York City time, on                 , 2017, unless extended.

The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

Pursuant to the Letter of Transmittal, each holder of Old Notes will represent and warrant to the Corporation that:

(i) the holder has full power and authority to tender, exchange, assign and transfer the Old Notes being tendered, and, that when the Old Notes are accepted for exchange as contemplated in the Letter of Transmittal, the Corporation will acquire good and unencumbered title to the Old Notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim;

(ii) the New Notes being acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving the New Notes, whether or not that person is the holder of Old Notes;

(iii) neither the holder of the Old Notes nor any other person acquiring the New Notes pursuant to the Exchange Offer through such holder, whether or not that person is the holder of Old Notes, is participating in or has an intent to participate in a distribution of the New Notes;

(iv) neither the holder of the Old Notes nor any other person acquiring the New Notes pursuant to the Exchange Offer through such holder, whether or not that person is the holder of Old Notes, has an arrangement or understanding with any other person, including the Corporation or any of its affiliates, to participate in a distribution of the New Notes;

(v) neither the holder of the Old Notes nor any other person acquiring the New Notes pursuant to the Exchange Offer through such holder, whether or not that person is the holder of Old Notes, is an “affiliate,” as defined in Rule 405 under the Securities Act, of the Corporation; and

(v) if the holder is a broker-dealer, the holder acquired the Old Notes as a result of market-making activities or other trading activities and not directly from the Corporation for its own account in the initial offering of the Old Notes.

If any of the foregoing representations and warranties are not true, then such holder of Old Notes is not eligible to participate in the Exchange Offer, cannot rely in connection with the Exchange Offer on the position of the staff of the Securities and Exchange Commission enunciated in a series of no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the holder’s New Notes.

If the holder of Old Notes or any other person acquiring the New Notes pursuant to the Exchange Offer through such holder, whether or not that person is the holder of Old Notes, is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will (i) confirm that it has not entered into any arrangement or understanding with the Corporation or an affiliate of the Corporation to distribute the New Notes and (ii) acknowledge to the Corporation pursuant to the Letter of Transmittal that it will deliver a prospectus in connection with any resale of New Notes. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Instructions to Registered Holder from Beneficial Owner contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations and acknowledgments.

The Corporation will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent for the Exchange Offer) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Corporation will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

Additional copies of the enclosed material may be obtained from the undersigned.

Very truly yours,

Global Bondholder Services Corporation

NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS WILL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE CORPORATION OR THE EXCHANGE AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

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